Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT
This Executive Employment Agreement ("Agreement") is made and entered into as of February 28, 2015 by and between Erickson Incorporated, a Delaware corporation (the "Company"), and Jeffrey G. Roberts ("Executive").

1.	Terms and Conditions. This Agreement is subject to the terms and conditions set forth on Exhibit A.

2.	Title. Executive shall serve as President and Chief Executive Officer of the Company. Executive will serve as a member of, report to, and be directed by, the Company's Board of Directors ("Board").

3.
Salary and Benefits. Executive's initial base salary (the "Base Salary") is $450,000 per year, payable in equal installments in accordance with the Company's standard payroll practices, subject to applicable income tax and employment tax withholding requirements. Executive will be eligible for an annual target bonus of up to 75% of Base Salary, and with a maximum of 93.75% of Base Salary possible, and which will be determined by, and payable in accordance with, the Company's management bonus plan policies and procedures, as determined by the Board or a committee of the Board from time to time (the "Target Bonus"), ("Target Bonus Plan"). Without limiting the generality of the foregoing, the actual payment amount of the Target Bonus will be based upon meeting the specific agreed upon objectives outlined further in Exhibit A. Executive will be eligible for standard benefits offered to similarly situated employees.

4.
Termination and Severance. Executive's employment is "at-will" and may be terminated by Executive or the Company with or without cause and with or without prior notice. Except as described in Exhibit A, upon Executive's termination of employment, Executive will be entitled only to current Base Salary and any accrued, unused vacation compensation, in each case only to the extent earned as of the date of termination. Upon termination of Executive's employment, his options, restricted stock, and restricted stock units will be treated as set forth in the agreements representing those options, restricted stock, and restricted stock units (collectively, "Equity Agreements").

5.
United States Citizenship. Executive acknowledges and understands that, pursuant to the mandates of the United States Federal Aviation Administration, the senior officer of the Company must hold United States citizenship. Executive affirms that he is currently a citizen of the United States of America. Executive shall immediately notify the Board in writing of any change in his citizenship status, of any challenge to that status, or of any inquiry from a governmental agency regarding Executive's qualification to serve as the Company's senior officer. Executive further acknowledges and understands that Executive may not be able to serve as the Chief Executive Officer if his citizenship status changes.

6.
Other Agreements; Integration. This Agreement, the Target Bonus Plan, the Equity Agreements, the Proprietary Rights, Invention Assignment & Confidentiality Agreement executed by Executive of even date herewith, and the exhibits to this Agreement, including the terms and conditions attached as Exhibit A, set forth the entire agreement of the Company and Executive in respect of the subject matter contained in this Agreement. This Agreement replaces and supersedes any and all prior or contemporaneous negotiations, communications, understandings, obligations, commitments, agreements, or contracts, whether written or oral, between the parties respecting the subject matter of this Agreement.

The Company and Executive acknowledge that each had the opportunity to consult with legal and financial counsel concerning the rights and obligations arising under this Agreement, that each has read and understands this Agreement, and that each enters into it willingly.
This Agreement is duly executed and delivered as of the day and year stated above.

Erickson Incorporated		Executive
By:	/s/ QUINN MORGAN	/s/ JEFFREY G. ROBERTS
	Quinn Morgan	Jeffrey G. Roberts
Chairman

Exhibit A
Terms and Conditions

1.
Position and Duties. Executive shall perform duties consistent with his position as Chief Executive Officer of the Company, as well as additional duties as may be mutually agreed upon by Executive and the Company. Executive's primary place of employment will be at the Company's headquarters in Portland, Oregon, or any other location as the Board may determine. From time to time, Executive's duties may require him to travel and attend meetings at various locations throughout the world, including to the Company's other facilities and the facilities of its subsidiaries and affiliates. Executive shall at all times faithfully and to the best of Executive's abilities and experience, and in accordance with the Company's policies, procedures and standards of conduct and ethics, perform all duties required by the Agreement and by the directives of the Board.

2.
Limitations on Outside Activities. During Executive's employment with the Company, Executive shall not engage in any activity that conflicts with or is detrimental to the Company's best interests, as determined by the Company in its sole discretion, and Executive will devote his full business time, ability, knowledge and attention to the Company's business affairs and interests. Except for activities expressly authorized by the prior written approval of the Board during his employment, Executive will not: (a) engage in any business activities other than on behalf of the Company; (b) serve as an officer, general partner, or member in any for-profit corporation, partnership or firm; or (c) directly or indirectly invest in, participate in, or acquire an interest in any entity engaged in a similar or competing business, except that Executive may make passive investments in the publicly traded stock of any entity whose securities are listed on a public exchange, provided that Executive does not acquire more than one percent of the outstanding publicly traded shares. Nothing in this section precludes Executive from engaging in charitable, educational, or other civic or non-profit activities, if those activities do not interfere with Executive's duties to the Company or otherwise reflect negatively upon the Company.

3.
Relocation. Executive must relocate to the greater Portland, Oregon area within 90 days of the agreed upon start date, and where such start date must occur on or before March 3, 2015. Executive will receive a one-time relocation allowance in the total amount of $100,000, and where such relocation allowance is agreed to be a sufficient amount to account for all relocation costs, including without limitation, temporary housing, moving expenses, travel expenses and any and all other costs, expenses or considerations in connection with Executive's relocation. The relocation allowance may be used and applied in Executive's sole discretion. Such relocation allowance further is considered an advance to be earned only at the conclusion of a 12 month period of employment after Executive's relocation. For purposes of this calculation, Executive is deemed to have relocated upon living full-time in the greater Portland area. In the event Executive's employment terminates either due to voluntary resignation (irrespective of whether or not for Good Reason as defined herein) or if Executive is terminated for Cause (as defined herein) during the 12 month period after his relocation, Executive agrees he is obligated to, and will, repay the full $100,000 relocation allowance to the Company within ten (10) business days of the end of his employment with the Company.

4.
Base Salary. The Company will review Executive's base salary on an annual basis during Executive's employment and will make adjustments to the Base Salary as is deemed appropriate in the Company's sole discretion. The Company also will reimburse Executive for any reasonable business expenses Executive incurs in performing his duties, subject to the Company's standard employee expense reimbursement policies. Executive shall not be entitled to additional compensation for service as an officer or director for any of the Company's subsidiaries or affiliates or in any similar office or position which Executive assumes within the Company or in which the Company holds an interest.

5.
Bonus Compensation. The Target Bonus will be subject to the terms and conditions of Company's Target Bonus Plan for the given year, including without limitation as to reservation of discretion by the Board, any earning criteria or eligibility requirements such as continued employment upon date of payment. The Company's Board has sole discretion regarding the Target Bonus and the terms and conditions of such Target Bonus. Without limiting the foregoing, Executive will be eligible for a Target Bonus of 75% of Base Salary, and up to a maximum of 93.75% of Base Salary (or 125% of target) based upon achieving the corporate and individual performance objectives as set forth in the following schedule:

% Achievement of Plan	Target Bonus Amount (Pro-rated based upon actual percentage of Plan achieved)
Below 50%	None
80%	50% of Target
80%-100%	50%-100% of Target
100%	Target
100%-125%	100%-125% of Target
Over 125%	125% of Target

6.
Incentive Equity Grant. Contingent on approval by the Company's Board, Executive will be granted 165,000 stock options units, and which will vest over a five year period as follows: (1) 20% cliff vesting upon completion of one full year of employment after start date; (2) 5% vesting at the end of each full quarter of employment, for each of the subsequent four years. Executive must have been continuously employed in good standing during each vesting period for such options to vest in accordance with the above schedule. These stock options further will have strike prices as follows:

Number of Options	Strike Price (Determined as of Date of Grant, At First Available Opportunity After Start Date)
55,000	Closing market price
55,000	Closing market price plus $2.50/option
55,000	Closing market price plus $5.00/option
Executive's incentive equity grant will be subject to the terms of the Company's Equity Plan, which will provide, among other things, any further conditions on vesting, repurchase rights in favor of the Company, restrictions on transfer and any and all other terms and conditions governing the provision of these stock options. All vesting will cease upon termination of Executive's employment with the Company and Executive will be entitled only to his vested interest as of the day termination of employment. In the event of a Change of Control event (as defined herein), all unvested stock options immediately vest. Executive further may be eligible and considered for additional grants in the future based on Company and individual performance, but no such additional grant(s) is guaranteed or required. The Company's Board has sole discretion regarding equity incentive grants and the terms and conditions of such grants, including establishing a different exercise price for options or participation level for restricted equity. Executive agrees and acknowledges that in order to receive the equity incentive grant, Executive will need to agree to be bound to all terms and conditions set forth in the Company's Equity Plan.

7.
Benefits. Executive will be eligible to participate in all health care and other benefit plans as may then be available to executive-level employees at the Company, subject to all eligibility, terms and conditions of each of the Company's applicable plans, policies, or arrangements, which the Company may amend or terminate from time to time without notice.

8.	Severance Compensation.

8.1	Definitions.

(a)
"Cause" means: (i) a breach of any material provision of the Agreement or the Proprietary Rights, Invention Assignment & Confidentiality Agreement; (ii) fraud or an act of dishonesty in connection with Executive's employment; (iii) gross misconduct or gross negligence; (iv) willful or habitual neglect in the performance of Executive's duties after having received written notice calling Executive's attention to the deficiency and requiring improvement; (v) the making of disparaging remarks about the Company, its products, employees, services, or other business, or otherwise causing any injury to the economic or ethical welfare of the Company; (vi) sexual or any other prohibited form of harassment or discrimination; (vii) violation of any material Company policy, procedure or guideline; or (viii) engaging in any of the following forms of misconduct: commission of any felony or of any misdemeanor involving dishonesty or moral turpitude; theft or misuse of Company's property or time; insubordination; appearing on Company premises while intoxicated or while under the influence of controlled substances; illegal gambling on Company's premises; or falsifying any document or making any false or misleading statement relating to Executive's employment by the Company.

(b)
A "Change of Control" occurs upon the completion of any of the following events in a single transaction or in a series of related transactions: (i) a merger or consolidation in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the state of the Company's incorporation or a transaction in which 50% or more of the surviving entity's outstanding voting stock following the transaction is held by holders who held 50% or more of the Company's outstanding voting stock before the transaction; (ii) the sale, transfer or other disposition of all or substantially all of the assets of the Company; (iii) any reverse merger in which the Company is the surviving entity if, immediately after the merger, 50% or more of the Company's outstanding voting stock is transferred to holders different from those who held the stock immediately before the merger; or (iv) the acquisition by any person (or entity), directly or indirectly, of 50% or more of the combined voting power of the outstanding shares of Company's common stock.

(c)
"Disability" means that Executive, due to physical or mental illness, becomes incapable of performing the essential functions of his position, with or without reasonable accommodation, for three months in the aggregate during any period of six consecutive months.

(d)
"Good Reason" means a material reduction in Executive's duties, level of responsibility or authority, other than reductions solely attributable to the Company becoming a subsidiary or division of another company or isolated incidents that are promptly remedied by the Company.

8.2	Severance Payment Upon Termination Due to Death or Disability; by Company Without Cause; by Executive for Good Reason.

(a)
If Executive's employment with the Company is terminated by the Company without Cause, by Executive for Good Reason (which includes Good Reason following a Change in Control), or as a result of Executive's death or, consistent with applicable law, Executive's Disability, then, in addition to the payment described in Section 5 of the Agreement and in consideration of: (i) Executive's execution within 30 days of the date of termination of a final, complete, and enforceable release, in substantially the form attached as Attachment A (as the Company may amend from time to time), of all claims that either Executive or Executive's estate has or may have against the Company relating to or arising in any way from Executive's employment and employment termination; (ii) complete and continuing confidentiality for the Company's proprietary information and trade secrets and the circumstances of Executive's separation from the Company; and (iii) Executive's or Executive's estate's continued compliance with Sections 9, 11, 12 and 13 of this Exhibit A, the Proprietary Rights, Invention Assignment & Confidentiality Agreement, and all other agreements entered into by Executive with the Company; the Company shall pay to Executive or his estate severance compensation in an amount equal to Executive's annual Base Salary in effect as of the date of termination in equal installments at the end of each calendar month for the one-year period following Executive's termination, beginning only after expiration of the revocation period for the claims release, and for the one-year period following Executive's termination, the Company shall continue to provide Executive with medical benefits under the standard terms and conditions offered to the Company's employees. The Company shall deduct all legally required and authorized employment taxes and withholdings from amounts payable pursuant to this Section 8.2(a).

(b)
It is a condition precedent to Executive's right to terminate employment for Good Reason that (i) Executive first give the Company written notice stating with reasonable specificity the breach on which termination is premised within 90 days of the occurrence and (ii) if the breach is susceptible of cure or remedy, the Company has not cured or remedied the breach within 30 days after receiving notice.

8.3
Other Termination. The Agreement may terminate upon the Company's termination of Executive's employment for Cause or Executive termination of his employment other than for Good Reason (and which includes Good Reason after a Change in Control). In either case, Executive will only be entitled the rights described in Section 5 of the Agreement.

9.
Return of Company Property. Executive agrees that, following the termination of his employment for any reason, he shall return all property of the Company, its direct and indirect parents, their respective subsidiaries, affiliates and any divisions thereof which is then in or thereafter comes into his possession, including, but not limited to, documents, contracts, agreements, plans, photographs, books, notes, electronically stored data and all copies of the foregoing as well as any automobile or other materials or equipment supplied by the Company or its affiliates to Executive.

10.	Compliance with Section 409A.

10.1
Limitation on Payments upon Termination of Employment. To the extent that any payment or benefit described in this Agreement constitutes "deferral of compensation" within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), and to the extent that such payment or benefit is payable upon Executive's termination of employment, then such payments or benefits shall be payable only upon Executive's "separation from service." The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

10.2
Required Delay For Certain Deferred Compensation and Section 409A. Anything in this Agreement to the contrary notwithstanding, if the Company determines that at the time of Executive's separation from service with the Company Executive is a "specified employee" within the meaning of Section 409A(aX2XB)(i) of the Code, then to the extent any payment or benefit that Executive becomes entitled to under this Agreement on account of Executive's separation from service would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after Executive's separation from service, or (B) Executive's death. Within 30 days following the end of the six-month period, or, if earlier, Executive's death, the Company shall make a catch-up payment to Executive equal to the total amount of the payments that would have been made during the six-month period but for the previous sentence, together with simple interest at the prime rate of interest as published by the Wall Street Journal's bank survey as of the first day of the six-month period. Wherever payments under the Agreement are to be made in installments, each installment is treated as a separate payment for purposes of Section 409A of the Code.

10.3
Reimbursements. Any amount that Executive is entitled to be reimbursed under the Agreement will be reimbursed to Executive as promptly as practical and in any event not later than the last day of the calendar year in which the expenses are incurred, and the amount of the expenses eligible for reimbursement during any calendar year will not affect the amount of expenses eligible for reimbursement in any other calendar year.

10.4
Compliance with Section 409A. The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

10.5
No Representations of Warranties. The Company makes no representation or warranty and shall have no liability to Executive or any other person if any provisions of this Agreement are determined to constitute a deferral of compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such section.

11.
Restrictive Covenants. Executive acknowledges that the time, scope, and geographic area and other provisions of this Section 11 were negotiated by sophisticated parties, and Executive agrees that they are reasonable under the circumstances.

11.1
Non-Competition. During the term of this Agreement and for a period equal to the lesser of (A) twelve (12) months following the termination of Executive's employment for any reason or (B) if and only if Executive's employment is terminated by the Company without Cause prior to the one year anniversary of this Agreement, the number of months that Executive was employed by the Company (rounded to the nearest whole month), Executive shall not, without the advance written permission of the Board, directly or indirectly engage in any business or activity in competition with the Company within the United States of America, Italy, Canada, Australia, Greece, France, Korea, Malaysia, Brazil, Dubai or China, or anywhere else where the Company conducts business as of the date of termination of Executive's employment. For purposes of this Agreement, the phrase "directly or indirectly engage in any business or activity" or any derivative thereof shall include, but not be limited to, any of the following actions by Executive:

(a)
carrying on or engaging in any such business as a principal, or on his own account, or solely or jointly with others as a director, officer, member, manager, agent, managing agent, employee, security holder, consultant, partner, owner, principal, trustee or beneficiary of a trust, or shareholder or limited partner or otherwise; or

(b)	carrying on or engaging in negotiations with respect to the acquisition or disposition of any such business in any capacity; or

(c)	lending credit or money to any third party for the purpose of establishing or operating any such business; or

(d)	giving advice to any other person, firm, association, corporation or other entity engaging in any such business; or

(e)	contributing, lending or allowing the skill, knowledge or experience of Executive to be used in any such business.

11.2
Non-Solicitation. For a period of twelve (12) months following the termination of Executive's employment for any reason, Executive will not, directly or indirectly, in any capacity or position, whether on his own behalf or on behalf of or in conjunction with any other person, persons, company, partnership, corporation or business entity:

(a)	Solicit any prospective Acquisition Candidate for the purpose of acquiring such entity;

(b)	Solicit for competitive business any person or entity which is at the time of such solicitation, and which was during the period of Executive's employment, a customer of the Company;

(c)	Solicit any person who is, at the time of such solicitation, an employee of the Company for the purpose or with the intent of enticing such employee to resign his employment;

(d)
For purposes of this Agreement, an "Acquisition Candidate" is any company, partnership, corporation or other business entity that, during the period of Executive's employment, (1) was identified for potential acquisition by the Company, through merger, sale of assets or otherwise, and (2) which was the subject of an acquisition analysis by, or was party to acquisition discussions with, the Company, provided that, no entity shall be deemed an Acquisition Candidate unless Executive, by virtue of his employment with the Company, acquired knowledge that such entity had been identified for potential acquisition by the Company.

12.	Enforcement.

12.1
Equitable Relief Authorized. Executive acknowledges that if he violates any provision contained in the Agreement, the Company's business interests will be irreparably injured, the full extent of the Company's damages will be impossible to ascertain, monetary damages will not be an adequate remedy for the Company, and the Company will be entitled to enforce the Agreement to prevent a breach or threatened breach of the Agreement by temporary, preliminary or permanent injunction or other equitable relief without the necessity of proving actual damage and without the necessity of posting bond or security, which Executive expressly waives. Executive also agrees that the Company may, in addition to seeking injunctive relief, seek monetary damages for any breach of the Agreement in addition to equitable relief and that the granting of equitable relief shall not preclude the Company from recovering monetary damages.

12.2
Modification. The Company and Executive represent that in entering into the Agreement it is their intent to enter into an agreement that contains reasonable employment and post-employment restrictions and that those restrictions be enforceable under law. If any court or other enforcement authority determines that any provision of the Agreement is overly broad or unenforceable by reason of the geographic scope, scope of prohibited activities, time frame, or any other reason, the parties authorize any court or other enforcement authority to modify the scope of the restriction so that it is enforceable to the greatest extent permissible.

12.3
Severability. If any provision of the Agreement is held to be invalid, illegal or unenforceable for any reason, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

13.	General Terms.

13.1
Nondisclosure. Executive shall not disclose any term of the Agreement to any person or entity, except that Executive may disclose any information as required by subpoena or court order, or to an attorney or tax or financial adviser to the extent necessary to obtain professional advice.

13.2
Indemnification; Insurance Against Liability. Executive is entitled to prevailing rights and entitlements to indemnification, defense of claims and insurance against liability as are generally provided to the Company's employees, consistent with the Company's certificate of incorporation, bylaws, insurance policies and contracts, and applicable law.

13.3
Governing Law; Interpretation; Venue. The Agreement is governed by the substantive laws of Oregon, without regard to the principles of conflicts of laws. The Agreement is construed as a whole, according to its fair meaning, and not in favor of or against any party, regardless of which party may have initially drafted certain provisions of the Agreement. The parties hereby consent to the exclusive jurisdiction of, and venue in, any federal or state court located in the county of Multnomah, Oregon, for the purposes of adjudicating any dispute, controversy, or claim arising out of or relating to (i) the Agreement, and its enforcement, interpretation, termination, applicability or validity, (ii) an alleged breach, default, or misrepresentation in connection with any of its provisions, or (iii) Executive's employment with the Company or employment termination, including any and all claims for employment discrimination or harassment, civil tort and any other employment laws or state or federal statutory claims.

13.4
Assignment. The Agreement is personal to Executive and he may not assign it without the Company's prior written consent. The Company may, without Executive's consent, assign the Agreement to any successor entity, but shall notify Executive promptly upon assignment.

13.5
Notices. Any notice required or permitted under the Agreement must be in writing and is treated as having been duly given if delivered by hand, by express commercial delivery service, or if sent by certified mail, postage and certification prepaid, to Executive at his residence (as noted in the Company's records), or to the Company address, or to any other address or addresses as either party may furnish to the other in writing.

13.6	Counterparts. The Agreement may be executed simultaneously in two counterparts, each of which is deemed an original and all of which together constitute one and the same instrument.